Exhibit 99.4

FINANCIAL STATEMENTS

OF

ARGOSY GAMING COMPANY

AS OF DECEMBER 31, 2004 AND 2003

AND

FOR THE THREE YEARS ENDED DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Argosy Gaming Company

We have audited the accompanying consolidated balance sheets of Argosy Gaming Company (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Argosy Gaming Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Chicago, Illinois
March 14, 2005

ARGOSY GAMING COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2004	2003
Current assets:
Cash and cash equivalents	$80,069	$67,205
Accounts receivable, net of allowance for doubtful accounts of $1,764 and $1,893, respectively	3,534	4,292
Income taxes receivable	8,705	1,015
Deferred income taxes	14,224	13,295
Other current assets	10,064	7,196
Total current assets	116,596	93,003
Net property and equipment	544,929	548,120
Other assets:
Deferred finance costs, net of accumulated amortization of $8,747 and $15,120, respectively	19,576	16,748
Goodwill, net of accumulated amortization of $11,334	727,470	727,470
Intangible assets, net of accumulated amortization of $12,599 and $11,894, respectively	24,263	26,092
Other	5,622	439
Total other assets	776,931	770,749
Total assets	$1,438,456	$1,411,872
Current liabilities:
Accounts payable	$10,032	$26,955
Accrued payroll and related expenses	25,447	24,125
Accrued gaming and admission taxes	12,424	14,486
Other accrued liabilities	76,317	70,070
Accrued interest	17,627	9,296
Current maturities of long-term debt	2,512	4,648
Total current liabilities	144,359	149,580
Long-term debt	811,615	865,510
Deferred income taxes	107,794	93,119
Other long-term obligations	1,926	419
Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,553,772 and 29,314,542 shares issued and outstanding, respectively	296	293
Capital in excess of par	98,580	92,551
Accumulated other comprehensive (loss)	—	(1,941)
Retained earnings	273,886	212,341
Total stockholders’ equity	372,762	303,244
Total liabilities and stockholders’ equity	$1,438,456	$1,411,872

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Years Ended December 31,
	2004	2003	2002
Revenues:
Casino	$1,054,000	$970,982	$944,724
Admissions	21,930	15,548	11,421
Food, beverage and other	105,482	97,932	97,905
	1,181,412	1,084,462	1,054,050
Less promotional allowances	(140,562)	(124,958)	(117,237)
Net revenues	1,040,850	959,504	936,813
Costs and expenses:
Gaming and admission taxes	367,306	335,172	289,802
Casino	124,521	131,725	139,466
Selling, general and administrative	167,980	150,439	138,105
Food, beverage and other	75,934	70,158	70,368
Other operating expenses	39,797	40,995	41,551
Depreciation and amortization	61,961	52,223	47,417
Gain on disposition of asset held for sale	(3,155)	—	—
Write-down of assets	—	6,500	—
	834,344	787,212	726,709
Income from operations	206,506	172,292	210,104
Other income (expense):
Interest income	151	156	116
Interest expense	(65,015)	(75,752)	(81,305)
Expense on early retirement of debt	(26,040)	—	—
	(90,904)	(75,596)	(81,189)
Income before income taxes	115,602	96,696	128,915
Income tax expense	(54,057)	(44,963)	(57,367)
Net income	$61,545	$51,733	$71,548
Basic net income per share	$2.09	$1.78	$2.48
Diluted net income per share	$2.07	$1.76	$2.43
Weighted Average Shares Outstanding:
Basic	29,443,767	29,148,106	28,880,849
Diluted	29,668,096	29,380,910	29,438,602

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)

	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$61,545	$51,733	$71,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	59,632	49,864	45,069
Amortization	6,600	6,514	6,359
Deferred income taxes	15,100	32,692	31,183
Compensation expense recognized on issuance of stock	27	177	—
Gain on disposition of asset held for sale	(3,155)	—	—
(Gain) loss on the disposal of equipment	(255)	(48)	482
Loss on early retirement of debt	26,040	—	—
Write-down of assets	—	6,500	—
Write-down of other assets	—	1,893	—
Changes in operating assets and liabilities:
Accounts receivable	758	(459)	551
Other current assets	(794)	(897)	452
Accounts payable	(2,030)	(3,742)	515
Accrued liabilities	13,580	11,740	10,695
Other	(8,373)	6,929	(1,241)
Net cash provided by operating activities	168,675	162,896	165,613
Cash flows from investing activities:
Purchases of property and equipment	(75,252)	(136,593)	(56,750)
Proceeds from asset held for sale	3,610	—	—
Other	1,644	587	475
Net cash used in investing activities	(69,998)	(136,006)	(56,275)
Cash flows from financing activities:
Repayments on credit facility, net	(48,663)	(18,850)	(106,650)
Proceeds from issuance of senior subordinated notes	350,000	—	—
Payments on senior subordinated notes, including early redemption premium	(377,961)	—	—
Increase in deferred finance costs	(11,764)	(1,654)	—
Proceeds from stock option exercises	3,357	1,981	744
Payments on long-term debt	(745)	(882)	(904)
Other	(37)	—	(29)
Net cash used in financing activities	(85,813)	(19,405)	(106,839)
Net increase in cash and cash equivalents	12,864	7,485	2,499
Cash and cash equivalents, beginning of year	67,205	59,720	57,221
Cash and cash equivalents, end of year	$80,069	$67,205	$59,720

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share and per share data)

	Shares	Common Stock	Capital in Excess of Par	Accumulated Other Comprehensive Income(Loss)	Retained Earnings	Total Stockholders’ Equity
Balance, December 31, 2001	28,829,480	$288	$86,845	$1,809	$89,060	$178,002
Exercise of stock options and other, including tax benefit	116,749	1	1,841	—	—	1,842
Comprehensive income:
Other comprehensive (loss)—interest rate swaps	—	—	—	(5,392)	—	(5,392)
Net income	—	—	—	—	71,548	71,548
Comprehensive income						66,156
Balance, December 31, 2002	28,946,229	289	88,686	(3,583)	160,608	246,000
Exercise of stock options and other, including tax benefit	368,313	4	3,688	—	—	3,692
Restricted stock compensation expense	—	—	177	—	—	177
Comprehensive income:
Other comprehensive income—interest rate swaps	—	—	—	1,642	—	1,642
Net income	—	—	—	—	51,733	51,733
Comprehensive income						53,375
Balance, December 31, 2003	29,314,542	293	92,551	(1,941)	212,341	303,244
Exercise of stock options and restricted stock award, including tax benefit	239,230	3	6,002	—	—	6,005
Restricted stock compensation expense	—	—	27	—	—	27
Comprehensive income:
Other comprehensive income—interest rate swaps	—	—	—	1,941	—	1,941
Net income	—	—	—	—	61,545	61,545
Comprehensive income						63,486
Balance, December 31, 2004	29,553,772	$296	$98,580	$—	$273,886	$372,762

See accompanying notes to consolidated financial statements.

ARGOSY GAMING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.                 Organization and Pending Sale

Organization—Argosy Gaming Company (“the Company”) provides casino-style gaming and related entertainment to the public and, through our subsidiaries, operates riverboat casinos in Alton and Joliet, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa.

Pending merger—The Company entered into a definitive Merger Agreement (“Merger Agreement”) with Penn National Gaming, Inc. (“Penn”) on November 3, 2004. Under the terms of the Merger Agreement, we have agreed to sell all of the outstanding stock of the Company to Penn for $47 per share and assume all of our indebtedness for aggregate consideration of approximately $2.2 billion. Our shareholders ratified the merger agreement on January 20, 2005. The transaction is subject to approval by each company’s respective state regulatory bodies, and to certain other necessary regulatory approvals and other customary closing conditions contained in the Merger Agreement. The transaction is not conditioned on financing and, pending regulatory approvals, is expected to close in the second half of 2005 (see Note 16).

2.                 Summary of Significant Accounting Policies

Basis of Presentation—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include our accounts and those of our controlled subsidiaries and partnerships. We have eliminated all significant intercompany transactions. Under certain conditions, our subsidiaries are required to obtain approval from state gaming authorities before making distributions to Argosy. Except where otherwise noted, the words “we,” “us,” “our” and similar terms, as well as “Argosy” or the “Company,” refer to Argosy Gaming Company and all of its subsidiaries. Certain 2003 and 2002 amounts have been conformed to the 2004 presentation format.

Cash and Cash Equivalents—We consider cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment—We record property and equipment at cost. We amortize leasehold improvements over the life of the respective lease. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings, leasehold and shore improvements	5 to 33 years
Riverboats, barges, docks and improvements	5 to 20 years
Furniture, fixtures and equipment	3 to 10 years

Assets held for Sale—We classify assets held for sale as other current assets when the assets are removed from service and available for sale. We have two riverboats previously used in our operations with an aggregate book value of $3,350 at December 31, 2004 that are included in other current assets. During 2004, we sold one riverboat resulting in a pretax gain of $3,155.

Capitalized Interest—We capitalize interest for associated borrowing costs of construction projects. Capitalization of interest ceases when the asset is substantially complete and ready for its intended use. Interest capitalized in 2004, 2003 and 2002 was $80, $3,214 and $1,065, respectively.

Impairment of Long-Lived Assets—When events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows were less than the carrying amount of the assets, an impairment loss would be recorded. The impairment loss would be measured on a location-by-location basis by comparing the fair value of the assets with their carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition.

Deferred Finance Costs—We amortize deferred finance costs over the lives of the respective loans using the effective interest method.

Goodwill—Goodwill represents the cost of net assets acquired in excess of their fair value. In accordance with SFAS 142, all goodwill is subject to impairment testing at least annually. We test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first test is a screen for potential impairment, while the second step measures the amount of the impairment, if any.

Other Intangible Assets—We amortize other intangible assets over their estimated useful lives or the lives of the respective leases or development agreements including extensions.

Revenues and Promotional Allowances—We recognize as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. We recognize admissions, hotel and other revenue at the time the related service is performed. The retail value of admissions, hotel rooms, food, beverage and other items, which were provided to customers without charge, has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated direct cost of providing promotional allowances has been included in costs and expenses as follows:

	Years Ended December 31,
	2004	2003	2002
Admissions	$10,279	$9,489	$8,298
Hotel rooms	3,115	2,802	2,455
Food, beverage and other	40,960	37,628	37,389

Advertising Costs—We expense advertising costs as incurred. Advertising expense was $15,213, $15,122, and $13,316 in 2004, 2003 and 2002, respectively.

New Accounting Standards—In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. We are currently evaluating the impact that this statement will have on our financial condition or results of operations.

3.                 Property and Equipment

	December 31,
	2004	2003
Land and land improvements	$64,601	$53,367
Buildings, leasehold and shore improvements	333,473	315,548
Riverboats, barges, docks and improvements	173,699	205,234
Furniture, fixtures and equipment	217,758	207,333
Construction in progress	7,492	4,973
	797,023	786,455
Less accumulated depreciation and amortization	(252,094)	(238,335)
Net property and equipment	$544,929	$548,120

4.                 Intangible Assets

	As of December 31, 2004			As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Weighted- average Useful Life	Gross Carrying Amount	Accumulated Amortization	Weighted- average Useful Life
Deferred licensing fees	$30,933	$(8,884)	28.0	$30,933	$(7,779)	28.0
Intangibles—trade name	4,300	(2,938)	5.0	4,300	(2,078)	5.0
Other intangibles	1,629	(777)	5.7	2,753	(2,037)	7.9
Totals	$36,862	$(12,599)		$37,986	$(11,894)

We recorded amortization expense of $2,329, $2,359 and $2,348 for the years ended December 31, 2004, 2003 and 2002, respectively. Future amortization expense of our existing intangible assets for the years ended December 31 is as follows:

2005	$2,272
2006	1,812
2007	1,182
2008	1,177
2009	1,176
Thereafter	16,644
Total	$24,263

5.                 Other Accrued Liabilities

	December 31,
	2004	2003
Accrued city fees	$34,479	$30,431
Accrued liability insurance	12,351	12,114
Slot club liability	5,866	5,553
Interest rate swaps	—	3,236
Other	23,621	18,736
Totals	$76,317	$70,070

6.                 Long-Term Debt

	December 31,
	2004	2003
Senior Secured Credit Facility:
Senior Secured Line of Credit, expires September 30, 2009, interest payable at least quarterly at either LIBOR or prime plus/minus a margin (from 3.63% to 5.5% at December 31, 2004)	$87,100	$42,200
Term Loan, matures June 30, 2011, principal and interest payments due quarterly at either LIBOR and/or prime plus a margin (4.31% at December 31, 2004)	174,562	268,125
	261,662	310,325
Subordinated Notes:
Due June 1, 2009, including unamortized premium of $6,623 at December 31, 2003, interest payable semi-annually at 10.75%	—	356,623
Due September 2011, interest payable semi-annually at 9.0%	200,000	200,000
Due January 2014, interest payable semi-annually at 7.0%	350,000	—
	550,000	556,623
Notes Payable, principal and interest payments due quarterly through September 2015, discounted at 10.5%	2,465	3,210
Total long-term debt	814,127	870,158
Less: current maturities	2,512	4,648
Long-term debt, less current maturities	$811,615	$865,510

We have borrowings outstanding under two separate Subordinated Notes issues totaling $550,000 (“Subordinated Notes”). On September 30, 2004, we entered into the Third Amended and Restated Credit Agreement (“Credit Facility”) with a revolving line of credit up to $500,000 and a Term Loan of $175,000 maintaining a total Credit Facility of $675,000. The Credit Facility is secured by liens on substantially all of our assets and our subsidiaries are co-borrowers. Substantially all of our subsidiaries fully and unconditionally guarantee our 9% Subordinated Notes on a joint and several basis. All of our Subordinated Notes rank junior to all of our senior indebtedness, including borrowings under the Credit Facility.

In February and June 2004, we refinanced a portion of our existing indebtedness with net proceeds from the issuance of $350,000 in new 7% Notes due 2014, together with funds from our Credit Facility. These funds were used to repurchase the $350,000 10.75% Notes due 2009. Related to this refinancing, we paid $26,040 in net premiums and fees. Funding of this debt purchase, call premium and accrued interest was from funds available under our Credit Facility.

Should our pending merger with Penn be deemed a change of control as defined under our Subordinated Note indentures, we would be required to make a change of control offer to our subordinated note holders at a cash price equal to 101% of the principal amount of our outstanding Subordinated Notes plus accrued interest. This change of control offer is required to be made within 30 business days following a change of control triggering event. Prior to the commencement of a change of control, we will terminate all commitments of indebtedness under the Credit Facility or obtain the requisite consents under the Credit Facility to permit the repurchase of the notes as described above.

Our Subordinated Notes due in 2011 and 2014 contain certain restrictions on the payment of dividends on our common stock and the incurrence of additional indebtedness, as well as other typical debt covenants. In addition, the Credit Facility requires us to maintain certain financial ratios, based on terms as defined in the Credit Facility, which, as of December 31, 2004 are as follows: (1) Total Funded Debt to

EBITDA Ratio of a maximum of 4.75 to 1.0; (2) Senior Funded Debt to EBITDA Ratio of 3.50 to 1.0; and (3) Fixed Charge Coverage Ratio of a minimum of 1.50 to 1.0. As of December 31, 2004, we are in compliance with these ratios. We have $9,881 in letters of credit outstanding at December 31, 2004. We have no off balance sheet debt.

Under our Subordinated Notes indentures, our ability to make dividends and other distributions on our common stock and make investments outside of the Company and its restricted subsidiaries is generally limited to 50% of our consolidated net income since July 1, 1999. In addition, we are restricted from incurring additional indebtedness, which, after giving effect of the additional indebtedness, would cause our Interest Coverage Ratio (Consolidated EBITDA to Consolidated Interest Expense for the most recent four fiscal quarters on a pro forma basis) to be less than 2.0 to 1. None of these covenants currently places any material limitations on our anticipated future operating or capital plans.

Interest expense for the years ended December 31, 2004, 2003 and 2002, was $65,015 (net of $80 capitalized), $75,752 (net of $3,214 capitalized) and $81,305 (net of $1,065 capitalized), respectively.

Long-term debt matures as follows:

Years Ended December 31,
2005	$2,512
2006	1,944
2007	1,966
2008	1,989
2009	89,115
Thereafter	716,601
Total	$814,127

7.                 Derivative Financial Instruments

SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, requires all derivative financial instruments, such as interest rate swaps, to be recognized as either assets or liabilities in the balance sheet and measured at fair value. Under our Second Amended and Restated Credit Agreement (replaced with the Third Amended and Restated Credit Agreement dated September 30, 2004) we used interest rate swap agreements from separate financial institutions to manage our interest rate risk associated with our Term Loan. We entered into three interest rate swaps that fixed the interest rate as of October 31, 2001, for a combined original notional amount of $200,000 of our variable rate Term Loan. The three separate swap agreements carried original notional amounts of $100,000, $50,000 and $50,000 and two had reductions in the notional amounts proportionally with the quarterly payments on the Term Loan beginning December 31, 2001. For each swap agreement, we agreed to receive a floating rate of interest on the notional amount based upon a three month LIBOR rate (plus a 2.75% spread) in exchange for fixed rates ranging from 6.19% to 6.27%. All three swap agreements matured on September 30, 2004.

These interest rate swap agreements were cash flow hedges as we agreed to pay fixed rates of interest, which were hedged against changes in the amount of future cash flows associated with variable interest obligations. Accordingly, the fair value of our swap agreements was reported on the balance sheet in other current liabilities ($3,236 pretax at December 31, 2003) and the related change in fair value of these agreements, net of tax is included in stockholders’ equity as a component of accumulated other comprehensive income (loss) ($1,941, $1,642 and ($5,392) for the years ended December 31, 2004, 2003 and 2002, respectively). If any of these agreements were determined to have hedge ineffectiveness, the gains or losses associated with the ineffective portion of these agreements would be immediately recognized in income. For the years ended December 31, 2004, 2003 and 2002, the gains (losses) on the ineffective portion of our swap agreements were not material to the consolidated financial statements.

8.                 Income Taxes

Income tax (expense) for the years ended December 31, 2004, 2003 and 2002, consists of the following:

	2004	2003	2002
Current:
Federal	$(2,546)	$(9,076)	$(24,819)
State	(37,765)	(3,812)	(6,109)
	(40,311)	(12,888)	(30,928)
Deferred:
Federal	(30,865)	(27,062)	(23,586)
State	17,119	(5,013)	(2,853)
	(13,746)	(32,075)	(26,439)
Income tax expense	$(54,057)	$(44,963)	$(57,367)

Income tax expense for the years ended December 31, 2004, 2003 and 2002, differs from that computed at the federal statutory corporate tax rate as follows:

	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	11.6	10.6	7.3
Other, net	0.2	0.9	2.2
	46.8%	46.5%	44.5%

The tax effects of significant temporary differences representing deferred tax assets and (liabilities) at December 31, 2004 and 2003 are as follows:

	2004	2003
Depreciation	$(35,515)	$(27,980)
Preopening	586	834
Accrued insurance	4,883	4,815
Benefit of net operating loss carryforward	238	805
Goodwill amortization	(71,491)	(50,870)
Interest rate swaps	—	1,294
Other state taxes	—	(15,642)
Other, net	7,729	6,920
Net deferred tax liability	$(93,570)	$(79,824)

During 2004, based upon rulings from the Indiana Supreme Court favorable to the Indiana Department of Revenue (“IDR”), we settled proposed and pending assessments from the IDR in connection our Indiana income tax returns for the years ended 1997 through 2003. These assessments had been provided for in our accruals as of December 31, 2003. The assessments were based upon the IDR’s position that state gaming taxes which are based on gaming revenues are not deductible for Indiana income tax purposes.

9.                 Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2004	2003	2002
	(in thousands, except share and per share data)
Numerator:
Numerator for basic and diluted earnings per share—Net Income	$61,545	$51,733	$71,548
Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	29,443,767	29,148,106	28,880,849
Effect of dilutive securities (computed using the treasury stock method):
Employee and directors stock options	224,329	192,601	478,739
Warrants	—	27,901	79,014
Restricted stock	—	12,302	—
Dilutive potential common shares	224,329	232,804	557,753
Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	29,668,096	29,380,910	29,438,602
Basic earnings per share	$2.09	$1.78	$2.48
Diluted earnings per share	$2.07	$1.76	$2.43

The remaining outstanding warrants were converted into shares of common stock during the second quarter 2003. As of the dates below, the following stock options to purchase shares of common stock were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

	Employee stock options		Director stock options
	Shares	Exercise Prices	Shares	Exercise Prices
December 31, 2004	593,796	$37.71	43,000	$37.71 - $39.99
December 31, 2003	63,844	$21.75 - $35.18	20,500	$22.30 - $39.99
December 31, 2002	65,655	$35.18	3,000	$39.99

10.          Supplemental Cash Flow Information

We paid $52,339, $74,050 and $79,741 for interest, and $46,646, $5,342 and $27,500 for income taxes in 2004, 2003 and 2002, respectively. In 2004, we purchased $60,359 in property and equipment, including $1,241 of purchases accrued at December 31, 2004. This $1,241 has been netted against our purchases of property and equipment and accounts payable in our statement of cash flows for 2004. In 2003, we purchased $149,831 in property and equipment, including $16,134 of purchases accrued at December 31, 2003. This $16,134 has been netted against our purchases of property and equipment and accounts payable in our statement of cash flows for 2003. In 2004, we incurred $3,783 in costs associated with our proposed merger with Penn, of which $3,448 was in our accrued liabilities at December 31, 2004. We issued 239,230, 368,313 and 116,749 shares of additional common stock resulting from the exercise of stock options and the conversion of warrants during 2004, 2003 and 2002, respectively. During 2004, 2003 and 2002, we recorded a tax benefit of $2,648, $1,711 and $1,055, respectively, from the exercise of common stock options.

11.          Leases

Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 2004:

Years Ended December 31,
2005	$2,950
2006	1,017
2007	846
2008	770
2009	738
Thereafter	19,757
Total	$26,078

Rent expense for the years ended December 31, 2004, 2003 and 2002, was $11,810, $10,491 and $11,891, respectively.

12.          Stock Option Plans

We adopted the Argosy Gaming Company Stock Option Plan, as amended, (“Stock Option Plan”), which provides for the grant of non-qualified stock options for up to 3,500,000 shares of common stock to our key employees. These options expire 10 years after their respective grant dates and become exercisable over specified vesting periods. The weighted-average fair value of options granted was $15.18, $8.38 and $12.27 during 2004, 2003 and 2002, respectively.

We also have adopted the Argosy Gaming Company 1993 Directors Stock Option Plan (“Directors Option Plan”), which provides for a total of 100,000 shares of common stock to be authorized and reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to our non-employee directors. These options expire five years after their respective grant dates and become exercisable over a specified vesting period. The weighted-average contractual life of outstanding options at December 31, 2004, is approximately 3.56 years and the weighted-average exercise price of options exercisable is $34.24. The weighted-average fair value of options granted during 2004 and 2002 was $15.75 and $16.68, respectively. No options were granted in 2003.

Under the terms of our merger agreement with Penn, we are restricted from issuing additional stock options under both the Stock Option Plan and the Directors Option Plan for the period from the date of the agreement to the effective time of the merger.

A summary of Stock Option activity is as follows:

	Stock Option Plan		Directors Option Plan
	Shares	Weighted- average Exercise Price Per Share	Shares	Weighted- average Exercise Price Per Share
Outstanding, December 31, 2001	610,585	$7.57	9,000	$22.30
Granted	314,492	23.97	12,000	36.39
Exercised	(116,249)	6.31	(500)	22.30
Forfeited	(7,812)	26.44	—	—
Outstanding, December 31, 2002	801,016	14.01	20,500	30.54
Granted	306,722	19.51	—	—
Exercised	(276,873)	5.87	—	—
Forfeited	(47,406)	21.92	—	—
Outstanding, December 31, 2003	783,459	18.56	20,500	30.54
Granted	743,571	36.29	40,000	37.71
Exercised	(224,230)	14.72	(2,500)	22.30
Forfeited	(83,274)	28.70	—	—
Outstanding, December 31, 2004	1,219,526	29.38	58,000	35.84

The following table summarizes information about options outstanding under the Stock Option Plan at December 31, 2004:

Range of Exercise Prices	Outstanding as of December 31, 2004	Weighted-average Remaining Contractual Life	Outstanding Weighted-average Exercise Price	Exercisable as of December 31, 2004	Exercisable Weighted-average Exercise Price
$3.13 - $7.0625	39,527	2.80	$3.19	39,527	$3.19
$18.00 - $19.92	263,575	7.93	19.51	103,861	18.98
$21.08 - $25.90	253,183	8.02	22.58	49,849	21.22
$35.15 - $39.99	663,241	9.17	37.47	32,014	35.18
	1,219,526	8.46	29.38	225,251	19.01

We follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for employee stock options. Under APB 25, we do not recognize compensation expense when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

We have adopted the disclosure only provisions of SFAS 123 “Accounting for Stock Based Compensation.”  Accordingly, no compensation expense has been recognized for either stock plan. The following table discloses our pro forma net income and diluted net income per share had the valuation methods under SFAS 123 been used for our stock option grants. The table also discloses the weighted-average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model.

	Years Ended December 31,
	2004	2003	2002
	(in thousands, except share data)
Net income
As reported	$61,545	$51,733	$71,548
Pro forma stock-based compensation cost, net of tax benefit	(2,612)	(1,063)	(557)
Pro forma	$58,933	$50,670	$70,991
Diluted net income per share
As reported	$2.07	$1.76	$2.43
Pro forma stock-based compensation cost, net of tax benefit	(0.09)	(0.04)	(0.01)
Pro forma	$1.98	$1.72	$2.42
Weighted-average assumptions
Dividend yield	0%	0%	0%
Expected stock price volatility	39.3%-43.9%	44.3%	49.3%-50.9%
Risk-free interest rate	3.23%-3.80%	3.22%	2.73%-3.25%
Expected option lives (years)	5	5	5 - 7

These pro forma amounts to reflect SFAS 123 option expense may not be representative of future disclosures because the estimated fair value of the options is amortized to expense over the vesting period and additional options may be granted in the future.

13.          Employee Benefit Plan

We established a 401(k) defined-contribution plan, which covers substantially all of our full-time employees. Participants can contribute a portion of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code. We match a portion of participants’ contributions in an amount determined annually by us. Expense recognized under the plan was approximately $2,512, $2,366 and $2,477 in 2004, 2003 and 2002, respectively.

14.          Fair Value of Financial Instruments

The estimated fair values of our financial instruments at December 31, 2004, are as follows:

	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$80,069	$80,069
Liabilities:
Senior Secured Line of Credit	87,100	87,100
Term Loan	174,562	175,435
Subordinated Notes (9%)	200,000	224,000
Subordinated Notes (7%)	350,000	388,500
Other long-term debt	2,465	2,465

The fair value of the Subordinated Notes and Term Loan is based on quoted market prices. We estimate the fair value of the remainder of our long-term debt approximates carrying value.

15.          Quarterly Financial Information (unaudited)

	First(1)	Second(1)	Third(2)	Fourth
2004:
Net revenues	$264,089	$254,564	$266,488	$255,709
Income from operations(2)	53,072	52,143	55,131	46,160
Other expense, net(1)	43,307	17,339	15,615	14,643
Net income(1), (2)	3,960	18,583	21,140	17,862
Basic net income per share	0.13	0.63	0.72	0.61
Diluted net income per share	0.13	0.63	0.71	0.60

	First	Second(3)(4)	Third	Fourth
2003:
Net revenues	$236,332	$248,345	$242,938	$231,889
Income from operations(4)	45,553	32,691	49,853	44,195
Other expense, net	18,896	18,954	19,034	18,712
Net income	14,661	6,949	16,489	13,634
Basic net income per share	0.51	0.24	0.56	0.47
Diluted net income per share	0.50	0.24	0.56	0.46

(1)             Includes $26,040 of pre-tax expense on early retirement of debt ($25,277 and $763 in the first and second quarters of 2004, respectively).

(2)             We recorded a $3,155 gain on the sale of one of the former riverboats used at our Joliet facility.

(3)             During the second quarter 2003, Illinois enacted additional legislation increasing gaming and admission tax rates.

(4)             We recorded a $6,500 write-down of assets at our Joliet facility related to assets previously held for future development. Additionally, we recorded a $5,900 charge at our Indiana facility due to legislation enacted regarding the calculation of the 2002 Indiana gaming tax rate increase.

16.          Commitments and Contingent Liabilities

As discussed in Note 1, we entered into a definitive merger agreement with Penn agreeing to sell all of the outstanding stock of Argosy Gaming Company to Penn, subject to customary conditions. Argosy shareholders ratified the Merger Agreement on January 20, 2005. The transaction is subject to regulatory approvals and is expected to close in the second half of 2005. This merger will trigger the “change of control” provisions in certain of our benefit plans, including retention bonuses, employment agreements, executive long-term incentive plan and executive severance agreements for certain key management. The executive severance agreements provide for, among other things, a payment of up to 3 times the executive’s annual salary, as defined.  Our Long-Term Incentive Bonus Plan provides for a pro-rated portion of the earned bonus to be paid to certain key management upon a change of control. Management estimates that, combined, these items total approximately $20,000. Our Employee Stock Option Plan and our Director Option Plan (“Option Plans”) contain a change of control provision whereby the vesting is accelerated upon a change of control. A termination fee is payable by Argosy to Penn under certain circumstances pursuant to the merger agreement in the amount of $41,500 if Argosy accepts a superior acquisition proposal and terminates the Merger Agreement between the date of the shareholder vote on the merger and the effective time of the merger.

Also, we are subject from time to time to various legal and regulatory proceedings in the ordinary course of business. We believe current proceedings will not have a material effect on our financial condition or the results of our operations.